FOR IMMEDIATE RELEASE

Neil Hirsch - Media	Christin O’Donnell - Investors
Media@Labcorp.com	Investor@Labcorp.com
Labcorp Appoints John H. Sampson, M.D., Ph.D., to Board of Directors

BURLINGTON, N.C., (February 9, 2026) — Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced the appointment of John H. Sampson, M.D., Ph.D., MHSc, MBA, to its Board of Directors, effective February 9, 2026.

Dr. Sampson serves as vice chancellor for health affairs and dean of the University of Colorado Anschutz School of Medicine at the CU Anschutz medical campus. As a nationally recognized neurosurgeon, physician-scientist and academic leader, Dr. Sampson brings extensive experience spanning clinical care, biomedical research, medical education and large-scale health system leadership. He also has deep expertise in oncology, neuroscience, women’s health and personalized medicine which aligns with Labcorp’s strategic areas of focus.

“John is widely respected as a leader in academic medicine, clinical practice, health system strategy and research,” said Adam Schechter, Chairman and Chief Executive Officer of Labcorp. “His expertise will help advance Labcorp’s strategy across diagnostics and drug development and enhance the value we deliver to customers.”

Before joining the CU Anschutz School of Medicine, Dr. Sampson held senior leadership roles at Duke University Health System, where he served as senior vice president and led the Duke Health Integrated Practice. He is a practicing neurosurgeon, a member of the National Academy of Medicine, and has authored nearly 300 peer-reviewed publications, with a long track record of research focused on advancing new therapies for neurologic disease.

“Labcorp plays a critical role in advancing earlier diagnosis, personalized medicine and the development of new therapies,” said Dr. Sampson. “I look forward to contributing my clinical and research experience to help further the company’s mission of improving health and improving lives.”

In connection with Dr. Sampson’s appointment, the Board has appointed Dr. Sampson to the Quality and Compliance Committee.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.
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